Exhibit 5.1

Our ref: DTP/685602-000001/19146406v1

Biohaven Pharmaceutical Holding Company Ltd.
Kingston Chambers
P.O. Box 173
Road Town, Tortola
British Virgin Islands

24 April 2017

Dear Sirs

Biohaven Pharmaceutical Holding Company Ltd. (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company and have been asked to provide this legal opinion in connection with the Company’s registration statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “SEC Act”), as amended, (Registration No. 333-217214) (the “Registration Statement”) in respect of the proposed initial offering (the “IPO”) of up to 9,583,333 common shares in the Company with no par value (the “Shares”).  Such public offering is being underwritten pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into between (1) the Company, (2) Morgan Stanley & Co. LLC and (3) Piper Jaffray & Co.

1                                         Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1                               The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 21 April 2017, including the Company’s Certificate of Incorporation and its Memorandum and Articles of Association (the “Memorandum and Articles”).

1.2                               The records of proceedings on file with and available for inspection on 21 April 2017 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.3                               The written resolutions of the board of directors of the Company dated 6 April 2017 (the “Resolutions”).

1.4                               A Certificate of Incumbency dated 21 April 2017, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent (the “Registered Agent’s Certificate”).

1.5                               The Registration Statement.

1.6                               The amended and restated shareholders’ agreement dated 31 October 2016 made between, the Company and those persons named in schedule A thereto (the “Shareholders’ Agreement”).

1.7                               The waiver or registration rights and notice and conversion and termination agreement dated 17 March 2017 made between the Company and the Majority Holders (as such term is defined in the Shareholders’ Agreement) (the “Waiver”).

2                                         Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter.  These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter.  In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registered Agent’s Certificate.  We have also relied upon the following assumptions, which we have not independently verified:

2.1                               Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2                               All signatures, initials and seals are genuine.

2.3                               The Memorandum and Articles remain in full force and effect and are unamended.

2.4                               The Resolutions were signed by all the directors in the manner prescribed in the Memorandum and Articles of the Company, including as to the disclosure of any director’s interests in the Registration Statement, and have not been amended, varied or revoked in any respect.

2.5                               The members of the Company (the “Members”) have not restricted or limited the powers of the directors of the Company in any way.

2.6                               No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Shares.

2.7                               The Company will receive money or money’s worth in consideration for the issue of the Shares, and none of the Shares were or will be issued for less than par value.

2.8                               The Waiver is legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of the State of Delaware and the effect of the Waiver, as a matter of Delaware law, is to waive the rights set forth at Clause 3.3 of the Shareholders’ Agreement.

2.9                               There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3                                         Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                               The issue of the Shares by the Company as contemplated by the Registration Statement has been authorised, and when issued and paid for in the manner described in the Registration Statement and in accordance with the Resolutions, such Shares will be legally issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members of the Company.

4                                         Qualifications

The opinions expressed above are subject to the following qualifications:

4.1                               Under section 42 of the Act, the entry of the name of a person in the register of members of a company as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person.  A third party interest in the shares in question would not appear.  An entry in the register of members may yield to a court order for rectification (for example, in the event of inaccuracy or omission).

4.2                               Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.3                               In this opinion, the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement.  In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the SEC Act or the rules and regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you, your counsel and purchasers of Shares pursuant to the Registration Statement.  This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

Maples and Calder